SCHEDULE 14A INFORMATION
            PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                    SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant    /X/
Filed by a party other than the Registrant   / /

Check the appropriate box:
/ /  Preliminary proxy statement
/ / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                        SILIC0N STORAGE TECHNOLOGY, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

/X/  No fee required.


/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1)  Title of each class of securities to which transactions applies:

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(2)  Aggregate number of securities to which transactions applies:

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(3)  Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:

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(2)  Form, Schedule or Registration Statement No.:

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(4)  Date filed:

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



                        SILICON STORAGE TECHNOLOGY, INC.
                                1171 Sonora Court
                           Sunnyvale, California 94086

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 23, 1997

TO THE SHAREHOLDERS OF SILICON STORAGE TECHNOLOGY, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Silicon Storage Technology, Inc., a California corporation ("the Company"), will be held on Wednesday, July 23, 1997 at 2:00 p.m., local time, at the offices of the Company at 1156 Sonora Court, Sunnyvale, California 94086 for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2. To ratify the selection of Coopers & Lybrand L.L.P. as independent auditors of the Company for its fiscal year ending December 31, 1997.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.


     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on May 27, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ Michael J. Praisner
                                          -----------------------

                                          MICHAEL J. PRAISNER
                                          Secretary

Sunnyvale, California
June 6, 1997

--------------------------------------------------------------------------------
  ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.
--------------------------------------------------------------------------------

                        SILICON STORAGE TECHNOLOGY, INC.
                                1171 Sonora Court
                           Sunnyvale, California 94086

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                                  July 23, 1997

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of the Board of Directors of Silicon Storage Technology, Inc., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Wednesday, July 23, 1997 at 2:00 p.m., local time, (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's offices at 1156 Sonora Court, Sunnyvale, California 94086. The Company intends to mail this proxy statement, accompanying proxy card, 1996 Annual Review and Annual Report on Form 10-K on or about June 6, 1997, to all shareholders entitled to vote at the Annual Meeting.

Solicitation

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by directors, officers, or other regular employees of the Company. No additional compensation will be paid to directors, officers, or other regular employees for such services.

Voting Rights and Outstanding Shares

     Only holders of record of Common Stock at the close of business on May 27, 1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on May 27, 1997 the Company had outstanding and entitled to vote 23,023,650 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Abstentions and broker non-votes are counted towards a quorum but are not counted for any purposes in determining whether a matter is approved.

Revocability of Proxies

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive offices, 1171 Sonora Court, Sunnyvale, California 94086, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Shareholder Proposals

     Proposals of shareholders that are intended to be presented at the Company's 1998 Annual Meeting of Shareholders must be received by the Company not later than Friday, February 6, 1998 in order to be included in the proxy statement and proxy relating to the Annual Meeting. Shareholders are also advised to review the company's bylaws, which contain additional requirements with respect to advance notice shareholder proposals and director nominations.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS


     There are five nominees for the five Board positions presently authorized in the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, four having been elected by the shareholders, and one nominee, Dr. Ronald Chwang, having been elected to the Board by the Board of Directors effective June 1, 1997.

     Shares represented by the executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. The names of the nominees and certain information about them are set forth below:

Name                                Age      Principal Occupation/Position Held with the Company
---------------------------------- ------   -----------------------------------------------------
Bing Yeh(1)(4)  ..................  46       President and Chief Executive Officer
Yaw Wen Hu   .....................  46       Vice President, Technology Development and
                                               Wafer Manufacturing
Tsuyoshi Taira(1)(2)(3)  .........  58       President, Tazan International, Inc.
Yasushi Chikagami(1)(2)(3)  ......  58       Director, GVC Corporation
Ronald Chwang   ..................  47       President and Chief Executive Officer,
                                               Acer America Corporation

------------
(1) Member of Compensation Committee
(2) Member of Audit Committee
(3) Member of Stock Option Committee
(4) Sole Member of Non-Officers Stock Option Committee

     Bing Yeh, co-founder of the Company, has served as President and Chief Executive Officer of the Company since its inception in 1989. Prior to founding the Company, Mr. Yeh served as a senior Research and Development manager at Xicor, Inc., a nonvolatile memory semiconductor company. From 1981 to 1984, Mr. Yeh held program manager and other positions at Honeywell Inc. From 1979 to 1981, Mr. Yeh was a senior development engineer of EEPROM technology at Intel Corporation. He was a Ph.D. candidate in applied physics at Stanford University and earned an Engineer degree in electrical engineering. Mr. Yeh holds an M.S. and a B.S. in physics from National Taiwan University.

     Yaw Wen Hu, has served the Company as Vice President, Technology Development and Wafer Manufacturing since July 1993 and has been a director of the Company since September 1995. From 1990 to 1993, Dr. Hu served as deputy general manager of Technology Development at Vitelic Taiwan Corporation. From 1988 to 1990, he served as FAB engineering manager at Integrated Device Technology, Inc. From 1985 to 1988 he was the director of Technology Development at Vitelic Corporation. From 1978 to 1985 he worked as a senior development engineer in Intel Corporation's Technology Development group. Dr. Hu holds a B.S. in physics from National Taiwan University and an M.S. in computer engineering and a Ph.D. in applied physics from Stanford University.

     Tsuyoshi Taira, has been a director of the Company since July 1993. Mr. Taira served as a member of the board of directors of Atmel Corporation from 1987 to 1992. Mr. Taira served as president of Sanyo Semiconductor Corporation from 1986 to 1993. Mr. Taira was Chairman of the Sanyo Semiconductor Corporation from 1993 to 1996. Mr. Taira left the Sanyo Semiconductor Corporation in August, 1996. Mr. Taira currently owns and runs a marketing and management consulting company, Tazan International, Inc. Mr. Taira holds a B.S. from Tokyo Metropolitan University.

     Yasushi Chikagami, has been a director of the Company since September 1995. Mr. Chikagami has been Chairman of Keian Corporation, a personal computer and PC peripheral distributor, since 1993. Mr. Chikagami has also served as director of GVC Corporation (a company incorporated in the Republic of China) and Trident Microsystems, Inc. since 1993. Mr. Chikagami holds a B.S. in agricultural engineering from Taiwan University and a M.S. in engineering from University of Tokyo.

     Ronald Chwang, has been a director of the Company since June 1997. Dr. Chwang has been President and Chief Executive Officer of Acer America Corporation, a subsidiary of The Acer Group, a worldwide computer manufacturer, since 1992 and has served The Acer Group in various capacities since 1986. Dr. Chwang has previously held development and management positions at Intel Corporation and Bell Northern Research. Dr. Chwang holds a B.S. in engineering from McGill University and a Ph.D. in electrical engineering from the University of Southern California.

                        THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Board Committees and Meetings

     During the year ended December 31, 1996, the Board of Directors held six meetings. The Board has an Audit Committee, Compensation Committee, Stock Option Committee, and a Non-Officers Stock Option Committee.

     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Mssrs. Taira and Chikagami. Mr. Michael Hsu was a member of the Audit Committee and the Board of Directors until his resignation in October, 1996. The Audit Committee met once during fiscal 1996.

     The Compensation Committee makes recommendations concerning the salaries and benefits of all officers of the Company and reviews general policy relating to compensation and benefits of employees of the Company, except for the issuance of stock options and other awards under the Company's equity incentive plans. The Compensation Committee is composed of two non-employee directors:
Mssrs. Taira and Chikagami and one employee director: Mr. Yeh. Mr. Michael Hsu was a member of the Compensation Committee and the Board of Directors until his resignation in October, 1996. The Compensation Committee met once during fiscal 1996.

     The Stock Option Committee administers the issuance of stock options and other awards under the Company's equity incentive plans. The Stock Option Committee is composed of two non-employee directors: Mssrs. Taira and Chikagami. Mr. Michael Hsu was a member of the Stock Option Committee and the Board of Directors until his resignation in October, 1996. The Stock Option Committee met twice during year 1996.

     The Non-Officers Stock Option Committee was established in April 9, 1996 and administers the issuance of stock options and other awards under the Company's equity incentive plans to non-officer employees. The Non-Officers Stock Option Committee is composed of one employee director: Mr. Yeh. The Non-Officers Stock Option Committee acted by unanimous written consent ten times during fiscal 1996. During the year ended December 31, 1996, each Board member attended, in person or by telephonic communication, 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1997 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Coopers & Lybrand L.L.P. has audited the Company's financial statements since 1991. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Shareholder ratification of the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Coopers & Lybrand L.L.P. to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Coopers & Lybrand L.L.P.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of April 30, 1997 by: (i) each director and each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table employed by the Company in that capacity on April 30, 1997; (iii) all executive officers and directors of the Company as a group; and
(iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                  Beneficial Ownership(1)
                                             -----------------------------------
 Beneficial Owner                            Number of Shares   Percent of Total
 ----------------                            ----------------   ----------------
 Bing Yeh(2)   ..........................      3,640,000              15.7%
  c/o Silicon Storage Technology, Inc.
  1171 Sonora Court
  Sunnyvale, CA 94086
 Ching S. Jenq   ........................      1,980,000               8.5
  13030 Cumbra Vista Court
  Los Altos Hills, CA 94022
 Tseng Family Trust  ....................      1,570,000               6.8
  Dtd 12/26/96, Carter and Su
  Hwa Tseng, trustees
  22, R&D Road 2
  Hsin-Chu Science Park
  Taiwan, R.O.C. 30077
 Thomas A. Freeze  ......................             -                  -
 Michael J. Praisner(3)  ................         75,064                 *
 Isao Nojima(4)    ......................        310,464               1.3
 Yaw Wen Hu(5)   ........................        271,198               1.2
 David Sweetman(6)   ....................        110,000                 *
 Amy Yuen(7)   ..........................         99,822                 *
 Tsuyoshi Taira(8)   ....................          9,000                 *
 Yasushi Chikagami(8)  ..................          9,000                 *
 Ronald Chwang   ........................             -                  -
 All executive officers and directors as
  a group (ten persons)(9)   ............      4,524,548              19.5%

------------
* Represents beneficial ownership of less than 1% of the outstanding shares of the Company's Common Stock.

(1) This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the Securities & Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table above has sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned. Percentage of beneficial ownership is based on 23,196,709 shares of the Company's Common Stock outstanding as of April 30, 1997 adjusted as required by rules promulgated by the SEC.

(2) Includes (i) 1,160,000 shares held by the Yeh Family Trust U/D/T dated August 14, 1995, of which Mr. Yeh and his wife are trustees and (ii) 2,480,000 shares held by the Yeh 1995 Children's Trust U/T/A dated July 31, 1995 (the "Children's Trust") of which Su-Wen Y. Liu and Yeon-Hong Chan are trustees. Mr. Yeh disclaims beneficial ownership of the shares held by the Children's Trust.

(3) Includes 73,333 shares issuable subject to options exercisable on or before June 30, 1997.

(4) Includes 281,000 shares issuable subject to options exercisable on or before June 30, 1997.

                                             (Footnotes continued on next page.)

(Footnotes continued from previous page.)

(5)  Includes (i) 5,000  shares held by each of Dr. Hu's two minor  children and
     (ii) 217,467 shares issuable subject to options exercisable on or before June 30, 1997.

(6) Includes 70,000 shares issuable subject to options exercisable on or before June 30, 1997.

(7) Includes 35,334 shares issuable subject to options exercisable on or before June 30, 1997.

(8) Includes 9,000 shares issuable subject to options exercisable on or before June 30, 1997.

(9) Includes 695,134 shares subject to stock options held by directors and executive officers as a group exercisable on or before June 30, 1997. See footnotes (4) through (9).

Compliance with the Reporting Requirements of Section 16(a)

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

Compensation of Directors

     Directors do not currently receive any cash compensation from the Company for their service as members of the Board of Directors, although they are reimbursed for certain travel-related expenses in connection with attendance at Board and committee meetings in accordance with Company policy.

     Each non-employee director of the Company receives stock option grants under the 1995 NonEmployee Directors' Stock Option Plan ("the Directors' Plan"). Only non-employee directors of the Company are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code").

     Option grants under the Directors' Plan are non-discretionary. Pursuant to the terms of the Directors' Plan, each director who was serving on the date of the Company's initial public offering was granted on such date an option to purchase 24,000 shares of the Company's Common Stock. In addition, each non-employee director subsequently elected to the Board will automatically be granted an option to purchase 24,000 shares of the Company's Common Stock. On the date of each annual meeting of shareholders commencing with the 1997 Annual Meeting, each member of the Company's Board of Directors who is not an employee of the Company is automatically granted under the Directors' Plan, without further action by the Company, the Board of Directors or the shareholders of the Company, an option to purchase up to 6,000 shares of Common Stock of the Company. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the Directors' Plan become exercisable over a period of four years from the date of grant in forty-eight equal monthly installments commencing on the date one month after the date of grant of the option, provided that the optionee has, during the entire period prior to such vesting date, continuously served as a non-employee director or employee of or consultant to the Company or any affiliate of the Company, whereupon such option shall become fully exercisable in accordance with its terms with respect to that portion of the shares represented by that installment. The term of options granted under the Directors' Plan is ten years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction. At April 30, 1997, options (net of canceled or expired options) covering an aggregate of 48,000 shares had been granted under the Directors' Plan and 102,000 shares of the Company's Common Stock remained available for grant under the Directors' Plan.

     During the fiscal year 1996, no options were granted to non-employee directors under the Directors' Plan. Commencing with the 1997 Annual Meeting of Shareholders each member of the Company's Board of Directors will receive an annual amount of 6,000 shares under the Directors' Plan. As of April 30, 1997, no options had been exercised under the Directors' Plan.

Compensation of Executive Officers

                             Summary of Compensation

     The following table shows for the fiscal years ended December 31, 1996 and December 31, 1995 compensation awarded or paid to, or earned by, the Company's
Chief Executive Officer and the Company's other five most highly compensated executive officers at December 31, 1996 (the "Named Executive Officers"):

                                              Annual Compensation      Long-Term Compensation       All Other
                                             ----------------------   -------------------------   --------------
                                             Salary       Bonus       Securities Underlying       Compensation
Name and Principal Position         Year       ($)        ($)(1)        Stock Options (#)           ($)(2)
---------------------------------- -------   ----------   ---------   -------------------------   --------------
Bing Yeh                            1996      195,000       78,682              -                    2,592
 President and Chief Executive      1995      128,690       40,824              -                      -
 Officer
Michael J. Praisner                 1996      132,000       38,324              -                      712
 Vice President, Finance and        1995       37,919           -          200,000                     -
 Administration, Chief Financial
 Officer and Secretary
Yaw-Wen Hu                          1996      132,000       40,814              -                    1,792
 Vice President, Technology         1995      115,121       18,281           2,800                     -
 Development and Wafer
 Manufacturing
Isao Nojima                         1996      135,000       41,851              -                    1,072
 Vice President, Memory Design      1995      115,500       18,492           3,000                     -
 and Product Engineering
David Sweetman                      1996      130,000       39,325              -                    1,200
 Vice President, Quality and        1995      110,256       17,226              -                      -
 Customer Support
Amy Yuen                            1996      138,000       45,163              -                    4,032
 Vice President, Operations         1995      114,736       23,164         104,000                     -

------------

(1) Bonuses received pursuant to the Company's profit sharing plan (see Report of the Compensation Committee of the Board of Directors on Executive Compensation).

(2) Includes other compensation for travel time, new hire referrals, amounts paid by the Company for supplemental term life insurance, etc.

                       Stock Option Grants and Exercises

     The Company grants options to its executive officers under the 1995 Equity Incentive Plan (the "Incentive Plan"). In October, 1995, the Board of Directors amended and restated its 1990 Stock Option Plan and increased the number of shares reserved for issuance under the Incentive Plan to 6,000,000 shares. The Incentive Plan provides for grants of incentive stock options to employees (including executive officers and employee directors) and nonstatutory stock options, restricted stock purchase awards, stock bonuses, and stock appreciation rights to employees (including officers and employee directors) and consultants of the Company. The Incentive Plan is presently administered by the Stock Option Committee and the Non-Officer Stock Option Committee, which determines the recipients and types of awards to be granted, including the exercise price, number of shares subject to the award, and the exercisability thereof. As used herein with respect to the Incentive Plan, the "Board" refers to the Stock Option Committee and the Non-Officer Stock Option Committee as well as to the Board of Directors itself. As of April 30, 1997, options to purchase a total of 1,675,000 shares were outstanding under the Incentive Plan and options to purchase 1,171,000 shares remained available for grant thereunder.

     The term of a stock option granted under the Incentive Plan generally may not exceed ten years. The exercise price of options granted under the Incentive Plan is determined by the Board of Directors, but, in the case of an incentive stock option, cannot be less than 100% of the fair market value of the Common Stock on the date of grant or, in the case of 10% shareholders, not less than 110% of the fair market value of the Common Stock on the date of grant. Options granted to employees under the Incentive Plan generally vest at the rate of 25% of the shares subject to option on the first annual anniversary of the date of hire and 1/48th of such shares at the end of each calendar month thereafter. Certain initial option grants to officers under the Incentive Plan vest at the rate of 20% of the shares subject to option on the first annual anniversary of the date of hire and 1/60th of such shares at the end of each calendar month thereafter.

     No option may be transferred by the optionee other than by will or the laws of descent or distribution or, in certain limited instances, pursuant to a qualified domestic relations order. An optionee, whose relationship with the Company or any related corporation ceases for any reason (other than by death or permanent and total disability), may exercise options in the three-month period following cessation (unless such options terminate or expire sooner by their terms) or in such longer period as may be determined by the Board.

     Shares subject to options which have lapsed or terminated may again be subject to options granted under the Incentive Plan. Furthermore, the Board may offer to exchange new options for existing options, with the shares subject to the existing option again becoming available for grant under the Incentive Plan. In the event of a decline in the value of the Company's Common Stock, the Board has the authority to offer optionees the opportunity to replace outstanding higher priced options with new lower priced options.

     On September 11, 1996 the Board of Directors approved an offer to employees of the Company to reprice outstanding stock options granted prior to that date with an exercise price above $7.125 per share (the "1996 Repricing Program"). Under the 1996 Repricing Program, approximately 276,500 option grants were converted into repriced options grants with an exercise price of $7.125 per share (based on the closing price as reported on the Nasdaq National Market on such date). As consideration for the repriced options, the repriced options vest on a date that is six months after the date such option would have vested had the option not been converted by the employee exercising this conversion right. The 1996 Repricing Program terminated on September 11, 1996. No Named Executive Officer received repriced option grants pursuant to the 1996 Repricing Program.

     On April 23, 1997 the Board of Directors approved an offer to employees of the Company to reprice outstanding options granted prior to that date with an exercise price above $3.125 per share (the "1997 Repricing Program"). Under the 1997 Repricing Program, as of April 28, 1997, 844,750 option grants were converted into repriced option grants with an exercise price of $3.125 (based on the closing price as reported on the Nasdaq National Market on such date). As consideration for the grant of repriced options, optionees are prohibited from exercising the repriced options for a period of three months following the initial vest date of such  repriced  options.  The 1997  Repricing
Program terminated on April 28, 1997. The following Named Executive Officers received repriced option grants pursuant to the 1997 Repricing Program:

                                     Number of Securities      Market Price of                        Length of Original
                                     Underlying Options        Stock at Time                          Option Term Remaining
                                         Repriced or           of Repricing or      New Exercise      at Date of Repricing
         Name            Date            Amended (#)           Amendment ($)         Price ($)           or Amendment
---------------------- ----------   -----------------------   ------------------   ---------------   -----------------------
Isao Nojima  .........  4/28/97            24,420                  4.875               3.125              117 months
David Sweetman  ......  4/28/97            25,640                  4.875               3.125              117 months
Yaw Wen Hu   .........  4/28/97            25,640                  4.875               3.125              117 months
Amy Yuen  ............  4/28/97            15,260                  4.875               3.125              117 months

     Stock options, stock bonuses and stock appreciation rights are awarded by the Company in accordance with a vesting schedule determined by the Board. The purchase of price of such awards will be at least 85% of the fair market value of the Common Stock on the date of grant. Stock bonuses may be awarded in consideration for past services without a purchase payment. Stock appreciation rights authorized for issuance under the Incentive Plan may be tandem stock appreciation rights, concurrent stock appreciation right or independent stock appreciation rights.

     Upon any merger or consolidation in which the Company is not the surviving corporation, all outstanding awards under the Incentive Plan shall either be assumed or substituted by the surviving entity. If the surviving entity determines not to assume or substitute such awards, the time during which such awards may be exercised shall be accelerated and the awards terminated if not exercised prior to the merger or consolidation. The Incentive Plan will terminate in June 2000, unless terminated sooner by the Board of Directors.

     The following table sets forth certain information for the fiscal year ended December 31, 1996 regarding options held at year-end and exercised by the Named Executive Officers. For the fiscal year ended December 31, 1996, the
Company did not grant any stock options to the Named Executive Officers.

 Aggregated Option Exercises in Fiscal 1996, and Fiscal Year-End Option Values

                                                                  Number (#) of Securities        $ Value of Unexercised
                                                                   Underlying Unexercised         In-the-Money Options at
                              Shares Acquired      $ Value      Options at December 31, 1996         December 31, 1996
            Name              On Exercise (#)    Realized(1)     Exercisable/Unexercisable     Exercisable/Unexercisable(2)
---------------------------- ------------------ -------------- ------------------------------- ------------------------------
Bing Yeh  ..................          -                 -                    -                                 -
Michael J. Praisner   ......          -                 -              53,334/146,666                $ 204,003/$560,997
Isao Nojima  ...............          -                 -              245,000/90,000                $1,145,225/$420,750
Yaw Wen Hu   ...............       2,000            $24,200            195,466/85,334                $ 913,664/$398,936
Amy Yuen  ..................      38,000           $366,650             17,834/64,166                $  82,107/$294,143
David Sweetman  ............      50,000           $369,375            46,000/104,000                $ 212,750/$481,000

------------

(1) Based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price, multiplied by the number of shares underlying the option.

(2) Based on the closing price of the Company's Common Stock ($4.825) on December 31, 1996 as reported on the Nasdaq National Market minus the exercise price, multiplied by the number of shares underlying the option.

Employee Stock Purchase Plan

     In October, 1995, the Board of Directors adopted the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 850,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months. The Company concluded two six month offering periods during 1996: on January 31, 1996 and on July 31, 1996.

     Employees are eligible to participate if they are employed by the Company, or an affiliate of the Company designated by the Board of Directors, for at least 20 hours per week and are employed by the Company or a subsidiary or the Company designated by the Board for at least five months per calendar year. Employees who participate in an offering can have up to 10% of their earnings withheld pursuant to the Purchase Plan. The amount withheld will then be used to purchase shares of the Common Stock on specified dates determined by the Board of Directors. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period to the specified purchase date. Employees may end their participation in the offering at any time during the offering period. Participation ends automatically on termination of employment with the Company.

     In the event of a merger, reorganization, or consolidation or liquidation to involving the Company in which the Company is not a surviving corporation, the board of Directors has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The Purchase Plan will terminate at the Board's direction. The Board has the authority to amend or terminate the Purchase Plan, subject to the limitation that no such action may adversely affect any outstanding rights to purchase Common Stock.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(1)

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors and is composed of Mssrs. Taira and Chikagami neither of whom are currently officers or employees of the Company, and Bing Yeh, President and Chief Executive Officer; and, the Stock Option Committee which consists of Mssrs. Taira and Chikagami, each a non-employee director of the Company.

     The Company's executive compensation program is designed to retain and reward executives who are responsible for leading the Company in achieving its business objectives. All decisions by the Compensation Committee relating to the salary compensation of the Company's executive officers, with the exception of the Chief Executive Officer, are reviewed by the full Board; and, all stock option awards by the Stock Option Committee to the executive officers of the Company are reviewed by the full Board. The salary compensation of the Chief Executive Officer is established by the non-employee members of the Compensation Committee, Mssrs. Taira and Chikagami. This report is submitted by the Compensation Committee and the Stock Option Committee and addresses the Company's compensation policies for the fiscal year ended December 31, 1996 as they affect Bing Yeh, in his capacity as President and Chief Executive Officer of the Company, and the other executive officers of the Company.

Compensation Philosophy

     The objectives of the executive compensation program are to (i) align compensation with the Company's business objectives and individual performance,
(ii) motivate and reward high levels of performance, (iii) recognize and reward the achievement of team and individual goals, and (iv) enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company.

     The Company's executive compensation philosophy is to tie a significant portion of executive compensation to the performance of the Company and attainment of goals and objectives by individual executive officers and is based on the following:

------------

(1) Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "1933 Act"), or the Securities Exchange Act of 1934 (the "1934 Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and Performance Graph on page 13 shall not be incorporated by reference into any such filings.

   - The Committees regularly compares its executive compensation practices with those of other companies in the industry and sets its compensation guidelines based on this review. The Company's base annual salaries for its executives are generally in the mid-range of those paid to executives of comparable companies in the semiconductor industry. The Compensation Committee and the Stock Option Committee seek, however, to provide its executives with opportunities for higher compensation through profit sharing and stock options.

   - The Committees believe that an executive compensation program that ties profit sharing awards to performance and achievement of the Company's stated goals serves both as an influential motivator to its executives and as an effective instrument for aligning their interests with those of the shareholders of the Company.

   - The Committees also believes that a very substantial portion of the compensation of the Company's executives should be linked to the success of the Company's stock in the marketplace. The linkage is achieved through the Company's stock option program which also serves to more fully align the interests of management with those of the Company's shareholders.

Implementation of Compensation Program

     Annual  compensation  for  the  Company's   executives  consists  of  three
principal elements-salary, profit sharing and stock options.

     The Compensation Committee sets the base annual salary and levels of compensation for executives by reviewing compensation for comparable positions in the market and the historical compensation levels of the Company's executives. Currently, the base annual salaries of the Company's executives are at levels which the Compensation Committee believes are generally in the midrange of those of executives of companies with which the Company compares itself. The Compensation Committee members participate in the deliberations of the annual salaries for all executive officers other than for compensation for Mr. Yeh. The non-employee members of the Compensation Committee deliberate upon and set Mr. Yeh's annual salary. Increases in annual salaries are based on a review and evaluation of executive salary levels and the demonstrated capabilities of the executives in managing the key aspects of a semiconductor company, including (i) corporate partnering, patent strategy and technology collaborations, (ii) research and development, (iii) market development and market penetration, (iv) financial matters, including attracting capital and financial planning, and (v) human resources.

Compensation of the Chief Executive Officer in Fiscal 1996

     As discussed below, Mr. Yeh is eligible to participate in the same executive compensation plans available to the other executive officers of the Company. The Compensation Committee sets Mr. Yeh's total annual compensation, including compensation derived from the Company's profit sharing program, at a level it believes is competitive with those of other Chief Executive Officers at other companies in the semiconductor industry, although at the middle of the range.

     Mr. Yeh earned $195,000 in 1996 as base salary. Effective January 1, 1997, his salary was increased to $205,725 annually. In determining Mr. Yeh's salary, the Compensation Committee reviewed various factors, including Mr. Yeh's contributions with respect to the advancement of market development and diversification of market penetration, corporate partnership transactions, and the recruitment of the Company's new Chief Operating Officer, Mr. Tom Freeze, in December, 1996. Mr. Yeh's profit sharing of $78,682 was calculated and based on a pre-determined formula which is applied to every employee of the Company as described below.

Profit Sharing

     Bonuses are calculated for all employees, including executive officers, twice each year using two pre-determined profit sharing-based formulas. The first formula allocates 10% of the Company's operating profit to a profit sharing pool provided the Company has met its twin profitability goals of both pre-tax profits and operating profits in excess of 10% of sales. If pre-tax profits or operating profits are less than 10% of sales, no allocation is made to profit sharing. The second formula apportions some of the profit sharing pool, if any, to each employee based on the employee's length of employment, level of performance and base salary. No bonus is paid to an employee who has worked for the Company for less than six months. Level of performance is a numerical value assigned in performance reviews independently of the profit sharing program. The Company currently calculates bonuses based on the Company's financial performance in the periods January 1 through June 30 and July 1 through December 31.

     The Company achieved its profitability goals for the period January 1, 1996 through June 30, 1996 and for the period July 1, 1996 through December 31, 1996. All of the Named Executive Officers were eligible for and received bonuses based on profit sharing as described above. Executive officers as a group received aggregate profit-sharing bonuses of $284,159 for fiscal 1996 performance.

Stock Awards

     Total compensation at the executive level also includes long-term incentives offered by stock awards under the Incentive Plan. Stock awards are designed to align the long-term interests of the Company's employees with those of its shareholders and to assist in the retention of employees. The size of an individual stock award is generally intended to reflect the employee's position with the Company and his or her importance, past and future anticipated contributions to the Company, and how many years of future service for which the employee has nonvested options. It has been the Company's practice to fix the exercise price of stock option grants at 100% of the fair market value per share on the date of grant. Options are generally subject to vesting over a four or five year period to encourage key employees to continue in the employ of the Company.

     The Stock Option Committee administers the Incentive Plan for executive officers of the Company. The Board has delegated to the Non-Officers Stock Option Committee the administration of the Incentive Plan for all other employees of the Company. During fiscal 1996, no Named Executive Officer received stock option grants because all Named Executive Officers possessed unvested stock options grants related to future service under previous grants. In January, 1997, an evergreen program (stock replenishment) was approved by the Board of Directors whereby options may be granted on a smaller and more frequent basis to both executive officers and employees in order to ensure that each eligible employee possesses nonvested options for four years of future service. The Company intends to grant options to executive officers on a routine basis as part of this evergreen program.

Limitations  on  Deduction  of  Compensation  Paid to  Certain  Named  Executive
Officers

     Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

     The statute  containing  this law and the applicable  Treasury  regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as "performance-based compensation." The Compensation Committee intends to continue to evaluate the effects of the statute and Treasury regulations.

                             Compensation Committee

                                    Bing Yeh
                                 Tsuyoshi Taira
                                Yasushi Chikagami

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     The Compensation Committee of the Board of Directors is composed of the following persons: Bing Yeh, Tsuyoshi Taira and Yasushi Chikagami. Of these Directors, Mr. Yeh is also an officer of the Company. In addition, see Mr. Taira's biography describing his relationship to Sanyo Semiconductor Corporation, a major supplier to the Company, during part of 1996.

Performance Measurement Comparison(1)

     The following chart shows the total shareholder return of an investment of $100 in cash on November 21, 1995 for (i) the Company's Common Stock, (ii) the Nasdaq Stock Market-U.S. Index, and (iii) the Hambrecht & Quist Semiconductor Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year.

[The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T]

                                                     Total Return - Data Summary

                                      SSTI

                                                   Cumulative Total Return
                                                  ----------------------------
                                                  11/21/95    12/95      12/96

Silicon Storage Techn Inc             SSTI           100       147        54

NASDAQ STOCK MARKET-US                INAS           100       103       127

HAMBRECHT & QUIST SEMICONDUCTOR       IHQS           100        91       118

------------

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation of language in any such filings.

                              CERTAIN TRANSACTIONS

     On January 31, 1996, the Company acquired a 14% interest in a Japanese company for approximately $939,000. The president of the Japanese company is a shareholder of the Company. In addition, this Japanese company accounted for 12.7% of the Company's net product revenues for the fiscal year ended December 31, 1996.

     As a matter of policy, all transactions between the Company and any of its officers, directors or principal shareholders will be approved by a majority of the independent and disinterested members of the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes of the Company.

                                  OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                        By Order of the Board of Directors

                                        /s/ Michael J. Praisner
                                        -----------------------
                                        MICHAEL J. PRAISNER
                                        Secretary

June 6, 1997

A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 1996 is available without charge upon written request to: Corporate Secretary, Silicon Storage Technology, Inc., 1171 Sonora Court, Sunnyvale, California 94086.

                                                                      APPENDIX A

PROXY                   SILICON STORAGE TECHNOLOGY, INC.                   PROXY

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 23, 1997


     The undersigned hereby appoints Bing Yeh and Michael J. Praisner, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Silicon Storage Technology, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Silicon Storage Technology, Inc. to be held at the offices of the Company at 1156 Sonora Court, Sunnyvale, California 94086 on
Wednesday, July 23, 1997 at 2:00 p.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.


                 (Continue, and to be signed on the other side)


                                                                                                                     Mark your
                                                                                                                      votes as   [X]
                                                                                                                       this
MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES
FOR DIRECTOR LISTED BELOW AND FOR PROPOSAL 2.                                                                 FOR  AGAINST   ABSTAIN
                                                                         2.  To ratify selection of Coopers &
1. To elect directors to hold office until the next Annual Meeting of        Lybrand,   LLP  as   independent [ ]    [ ]       [ ]
   Shareholders and until their successors are elected.                      auditors of  the Company for its
                                                                             fiscal  year ending December 31,
  Nominees                                 WITHHOLD                          1997.
     Bing Yeh, Yaw Wen Hu,       FOR       FOR ALL
     Tsuyoshi Taira,             [ ]         [ ]                             Unless a contrary direction is  indicated,
     Yashushi Chikagami,                                                     this Proxy will be voted for all  nominees
     and Ronald Chwang                                                       listed in Proposal 1  and  for Proposal  2
                                                                             as  more  specifically  described  in  the
  To withhold authority to vote for any nominee(s), write such               Proxy Statement. If specified instructions
   nominee(s)' name in the space below.                                      are indicated, this Proxy will be voted in
                                                                             accordance therewith.
--------------------------------------------------------------
                                                                             Please sign  exactly as your name  appears
                                                                             hereon.  If the stock is registered in the
                                                                             names of two or more persons,  each should
                                                                             sign. Executors, administrators, trustees,
                                                                             guardians and attorneys-in-fact should add
                                                                             their titles.  If signer is a corporation,
                                                                             please give full corporate name and have a
                                                                             duly  authorized   officer  sign,  stating
                                                                             title. If signer is a partnership,  please
                                                                             sign in  partnership  name  by  authorized
                                                                             person.

Signature(s)_____________________________________ Signature if held jointly_________________________________ Date___________________
PLEASE VOTE,  DATE AND PROMPTLY  RETURN THIS PROXY IN THE ENCLOSED  RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED
STATES.
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